Exhibit 5.10

EXECUTION VERSION

One Logan Square

130 North 18th Street |Philadelphia, PA 19103-6998

Phone:	(215) 569-5500

Fax:	(215) 569-5555

Web:	www.blankrome.com

January 11, 2019

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:	Presque Isle Downs, Inc. and Tropicana Atlantic City Corp.

Ladies and Gentlemen:

We have acted as local Pennsylvania counsel to Presque Isle Downs, Inc., a Pennsylvania corporation (“Pennsylvania Guarantor”), and local New Jersey counsel to Tropicana Atlantic City Corp., a New Jersey corporation (“New Jersey Guarantor” and, together with Pennsylvania Guarantor, “Guarantors”) in connection with (i) the filing by Eldorado Resorts, Inc., a Nevada corporation (the “Company”) of a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”); and (ii) the guarantees of the Company’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) issued September 20, 2018 pursuant to (A) the Indenture, dated as of September 20, 2018, among the Company, the guarantors party thereto, and U.S. Bank National Association, as trustee, as supplemented by that certain supplemental indenture dated as of October 1, 2018 (the “Indenture”) and (B) the Registration Rights Agreement, dated as of September 20, 2018 (the “Registration Rights Agreement”), by among the Company, J.P. Morgan Securities LLC, and the other parties thereto.

In rendering this opinion letter, we have examined only the documents listed on Schedule A (each, individually, an “Examined Document” and, collectively, the “Examined Documents”). Certain of the Examined Documents executed by Guarantors in connection with the Registration Rights Agreement and the Indenture are defined on Schedule A, collectively, as the Guarantor Documents. The subsistence certificate and good standing certificate listed on Schedule A are each referred to in this opinion letter as a “Status Certificate.” Capitalized terms used in this letter and not otherwise defined have the respective meanings given to such terms in the Registration Rights Agreement.

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Eldorado Resorts, Inc.

January 11, 2019

We have not made any independent investigation in rendering this opinion letter other than the document examination described above. This opinion letter is therefore qualified in all respects by the scope of such document examination. We have assumed and relied upon, as to matters of fact and mixed questions of law and fact, the truth and completeness of all factual matters set forth in the Examined Documents. Notwithstanding the dates of the Status Certificates and the Omnibus Officer’s Certificate, we have also assumed that the information contained in the Status Certificates and Omnibus Officer’s Certificate remains accurate through the date of this opinion letter.

We have acted as local New Jersey counsel to New Jersey Guarantor and local Pennsylvania counsel to Pennsylvania Guarantor in connection with the transactions contemplated by the Registration Rights Agreement and Indenture, and certain specific related matters referred to us by Guarantors. Our services have been limited to such specific matters. Therefore, we do not have knowledge of all transactions in which the Guarantors engage or their day-to-day operations or activities, and no inference should be drawn as to our knowledge beyond the scope of the specific matters as to which we have been engaged as counsel to the Guarantors.

In rendering this opinion letter, we have assumed and relied upon the following:

A. the authenticity, accuracy and completeness of all documents and certificates submitted to us and the genuineness of all the signatures thereon;

B. the conformity to original documents of all documents submitted to us as certified, conformed, electronic or reproduced copies;

C. all natural persons who are acting on behalf of a party to any document examined by us have the legal capacity and competency to execute and deliver such document on behalf of such party, and all natural persons who are party to any document examined by us have the legal capacity and competency to execute and deliver such document and to perform such person’s obligations thereunder;

D. the directors who have executed the written consent attached to the Omnibus Officer’s Certificate of New Jersey Guarantor were duly elected and qualified and, as of the date of this letter, remained in office and constituted all of the directors of New Jersey Guarantor;

E. the directors who have executed the written consent attached to the Omnibus Officer’s Certificate of Pennsylvania Guarantor were duly elected and qualified and, as of the date of this letter, remained in office and constituted all of the directors of Pennsylvania Guarantor;

F. all documents entered in connection with the Registration Rights Agreement and the Indenture, including but without limitation the Examined Documents, are valid and binding upon the parties thereto and are enforceable against the parties thereto; and

Eldorado Resorts, Inc.

January 11, 2019

We express no opinion as to the creation or perfection of a lien against any real or personal, tangible or intangible property or the enforceability of any document.

This opinion letter is limited to, (i) in respect of New Jersey Guarantor, the New Jersey Business Corporation Act, as amended, and such other laws, rules and regulations of the State of New Jersey which, in our experience, are normally applicable to transactions of the type contemplated by the Registration Rights Agreement and the Indenture, and (ii) in respect of Pennsylvania Guarantor, the Pennsylvania Business Corporation Law of 1988, as amended, and such other laws, rules and regulations of the Commonwealth of Pennsylvania which, in our experience, are normally applicable to transactions of the type contemplated by the Registration Rights Agreement and the Indenture (collectively, the “Applicable Laws”). We express no opinion with respect to the laws of any other jurisdiction or any other law of the State of New Jersey or the Commonwealth of Pennsylvania. In rendering this opinion letter, we have assumed compliance with all laws, rules and regulations other than Applicable Laws.

Based upon the foregoing and subject to the assumptions, qualifications, exclusions, exceptions and limitations set forth above and below, it is our opinion that:

1. Based solely upon the related Status Certificate, New Jersey Guarantor is a corporation in good standing under the laws of the State of New Jersey.

2. Based solely upon the related Status Certificate, Pennsylvania Guarantor is a corporation validly subsisting under the laws of the Commonwealth of Pennsylvania.

3. New Jersey Guarantor has the corporate power and authority under the New Jersey Business Corporation Act to take, and has taken, all necessary corporate action to authorize the execution of the Guarantor Documents and to perform its obligations thereunder on the date of this letter.

4. Pennsylvania Guarantor has the corporate power and authority under the Pennsylvania Business Corporation Law to take, and has taken, all necessary corporate action to authorize the execution of the Guarantor Documents and to perform its obligations thereunder on the date of this letter.

5. The Guarantor Documents have been duly authorized, executed and delivered by each of the Guarantors.

This opinion letter is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws presently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake or assume any duty or obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in law which may hereafter occur. This opinion letter is not a guaranty and should not be construed or relied on as such.

Eldorado Resorts, Inc.

January 11, 2019

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP

Schedule A

Examined Documents

1.	Indenture, dated September 20, 2018, between Escrow Issuer (as defined therein) and U.S. Bank, National Association.

2.	Supplemental Indenture, dated October 1, 2018, executed by, among other parties, both Guarantors (including the Guarantee provided therein).

3.	Registration Rights Agreement, dated September 20, 2018, between Escrow Issuer and the Initial Purchasers named therein (as those terms are defined therein).

4.	Registration Rights Agreement Joinder, dated October 1, 2018, executed by, among other parties, both Guarantors.

5.	The Form of Exchange Notes.

6.	The Existing Notes.

7.	The Notation of Guarantee, executed by both Guarantors and the other guarantors party thereto.

8.	Omnibus Officer’s Certificate, dated October 1, 2018, executed by Anthony L. Carano as corporate secretary of Guarantors (including all attachments thereto).

9.	Certificate of Incorporation of New Jersey Guarantor, as amended, in the form attached to the Omnibus Officer’s Certificate.

10.	Articles of Incorporation of Pennsylvania Guarantor, as amended, in the form attached to the Omnibus Officer’s Certificate.

11.	Amended and Restated By-Laws of New Jersey Guarantor.

12.	Bylaws of Pennsylvania Guarantor, in the form attached to the foregoing Secretary’s Certificate.

13.	Good standing certificate for New Jersey Guarantor issued by the Treasurer of the State of New Jersey as of January 10, 2019.

14.	Subsistence certificate for Pennsylvania Guarantor issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania as of January 10, 2019.

(Documents 2, 4, and 7 are, collectively, the “Guarantor Documents.”)

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